Walmart reports Q4 results

•Revenue growth of 5.6%, up 4.9% in constant currency (cc)[1]
•Operating income growing faster at 10.8%, up 10.5% adjusted (cc)[1]
•eCommerce sales up 24% globally
•GAAP EPS of $0.53; Adjusted EPS[1] of $0.74
•Company announces new $30 billion share repurchase authorization
•Company provides outlook for Q1 and FY27

“

BENTONVILLE, Ark., February 19, 2026 – Walmart Inc. (NASDAQ: WMT) announces fourth-quarter results with strong growth in revenue and adjusted operating income. Globally, eCommerce grew 24% with strength across segments. Walmart U.S. comp sales[2] grew 4.6%. Looking ahead, the Company issues guidance for FY27 with net sales expected to grow 3.5% to 4.5% and adjusted operating income to grow 6.0% to 8.0%, both in constant currency (“cc”)[1]. Adjusted EPS[1] is expected to be $2.75 to $2.85.

The pace of change in retail is accelerating. It’s exciting. And our financial results show that we’re not only embracing this change, we’re leading it. For our customers and members, the future is fast, convenient, and personalized.”
John Furner
President and CEO, Walmart

Fourth Quarter Highlights

•Revenue of $190.7 billion, up 5.6%, or 4.9% (cc)[1]
•Global eCommerce sales grew 24%, led by store-fulfilled pickup & delivery and marketplace
•Global advertising business[3] up 37%, including VIZIO; Walmart Connect in the U.S. up 41%
•Membership fee revenue grew 15.1% globally
•Gross margin rate up 13 bps, led by Walmart U.S.
•Operating income up $0.8 billion, or 10.8%; up 10.5% adjusted (cc)[1], growing faster than sales
•Adjusted EPS[1] of $0.74 excludes the impact, net of tax, from a net loss of $0.21 on equity and other investments

Full Year Highlights

•Revenue of $713.2 billion, up 4.7%, or 5.1% (cc)[1]
•Operating income up $0.5 billion or 1.6%; up 5.4% adjusted (cc)[1], growing faster than sales
•Global advertising business[3] grew 46% to nearly $6.4 billion, including VIZIO
•ROA at 8.2%; ROI at 15.1%[1], negatively affected ~35 bps from discrete items[4]
•Global inventory up 4.3%; up 2.6% (cc)[5]
•Increased annual dividend to $0.99 per share

[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Comp sales for the 13-week period ended January 30, 2026 compared to the 13-week period ended January 31, 2025 and excludes fuel. See Supplemental Financial Information for additional information.
[3] Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
[4] Represents items which were adjusted from operating income in the current and prior year.
[5] Inventory grew 4.3% on a reported basis and grew 2.6% in constant currency, excluding a ~$0.9 billion foreign currency impact.
“cc” - constant currency

Key Financial Metrics Dollars in billions, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Balance Sheet and Liquidity
•Cash and cash equivalents of $10.7 billion
•Total debt of $51.5 billion[2]
•Operating cash flow of $41.6 billion, an increase of $5.1 billion
•Free cash flow[1] of $14.9 billion, an increase of $2.3 billion
•Repurchased 85.0 million shares YTD, or $8.1 billion[3]
•Inventory of $58.9 billion, an increase of $2.4 billion, or 4.3%
[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long-term finance lease obligations.
[3] Fiscal 2026 repurchases were made under the November 2022 repurchase authorization. In February 2026, the Company announced a new $30 billion repurchase authorization, which replaced the remaining capacity under the prior authorization.
       cc - constant currency

Business Highlights and Strategic Initiatives Dollars in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.

Walmart U.S.	Q4 FY26	Q4 FY25	Change		FY26	FY25	Change
Net sales	$129.2	$123.5	$5.7	4.6%	$483.0	$462.4	$20.6	4.4%
Comp sales (ex. fuel)[2]	4.6%	4.6%	NP	NP	4.6%	4.5%	NP	NP
Transactions	2.6%	2.8%	NP	NP	NP	NP	NP	NP
Average ticket	2.0%	1.8%	NP	NP	NP	NP	NP	NP
eCommerce contribution to comp	~520 bps	~290 bps	NP	NP	NP	NP	NP	NP
Operating income	$7.0	$6.5	$0.4	6.6%	$25.2	$23.9	$1.3	5.3%
Adjusted operating income[1]	$7.0	$6.5	$0.4	6.6%	$25.2	$24.0	$1.1	4.8%

Walmart U.S.
•Sales momentum continued with growth in customer transactions led by digital, with broad-based share gains
◦Customers responding favorably to our omni strategy of low prices and increased convenience
•eCommerce sales up 27%, with strength in store-fulfilled pickup & delivery, advertising and marketplace
◦Sales through expedited store-fulfilled delivery channels grew more than 50%
•Strong advertising growth continued, including 41% increase in Walmart Connect sales (ex-VIZIO)
•Gross profit rate increased 17 bps; membership fee revenue grew double-digits; operating expense leveraged 2 bps
•Operating income grew faster than sales, up 6.6%, reflecting higher gross margins with strong inventory management, expense leverage, and improved eCommerce economics, aided by ongoing improvement in business mix
•Inventory increased 2.9% with healthy in-stock levels

Walmart International	Q4 FY26	Q4 FY25	Change		FY26	FY25	Change
Net sales	$35.9	$32.2	$3.7	11.5%	$130.4	$121.9	$8.5	7.0%
Net sales (cc)[1]	$34.6	$32.2	$2.4	7.5%	$133.2	$121.9	$11.3	9.3%
Operating income	$1.9	$1.4	$0.5	36.0%	$5.1	$5.5	$(0.4)	(7.2%)
Adjusted operating income (cc)[1]	$1.8	$1.4	$0.4	26.5%	$5.9	$5.5	$0.4	8.0%

Walmart International
•Growth in net sales (cc)1 led by China, Walmex, and Flipkart, with strong momentum from both stores and eCommerce
◦Transaction counts and unit volumes up across markets, and growth across all categories
•eCommerce sales up 17% in Q4, led by store-fulfilled pickup & delivery; digital mix up across markets
•Q4 advertising business3 grew 10%, with full year increasing 19%
•Timing of Flipkart’s Big Billion Days4 (“BBD”) negatively affected growth in Q4, with a corresponding benefit in Q3
•Operating income growth (cc)1 driven by lower losses in eCommerce and lapping last year’s strategic investments

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 See Supplemental Financial Information for additional information.
3 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
4 Flipkart’s Big Billion Days event reflected nine days in Q3 and two days in Q4 FY26 compared to five days in Q3 and six days in Q4 FY25.
NP - Not provided
cc - constant currency

Sam’s Club U.S.	Q4 FY26	Q4 FY25	Change		FY26	FY25	Change
Net sales	$23.8	$23.1	$0.7	2.9%	$93.0	$90.2	$2.8	3.1%
Net sales (ex. fuel)	$21.7	$20.8	$0.8	4.0%	$83.7	$79.8	$4.0	5.0%
Comp sales (ex. fuel)[1]	4.0%	6.8%	NP	NP	5.1%	5.9%	NP	NP
Transactions	5.3%	5.4%	NP	NP	NP	NP	NP	NP
Average ticket	-1.3%	1.3%	NP	NP	NP	NP	NP	NP
eCommerce contribution to comp	~380 bps	~280 bps	NP	NP	NP	NP	NP	NP
Operating income	$0.6	$0.6	$0.0	3.8%	$2.4	$2.4	$0.0	1.6%
Adjusted operating income[2]	$0.6	$0.6	$0.0	3.8%	$2.5	$2.4	$0.1	4.9%

Sam’s Club U.S.
•Sales strength led by grocery and general merchandise with continued share gains
•Comp sales driven by increased transactions and unit volumes
•eCommerce sales up 23% with continued strong growth in club-fulfilled pickup & delivery
•Membership fee revenue grew 6.1%, reflecting steady growth in member counts, renewal rates, and Plus members
•Inventory increased 1.6%, less than rate of sales growth, with strong seasonal sell through

1 See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
NP - Not provided

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Guidance

The following forward-looking statements reflect the Company’s expectations as of February 19, 2026, and are subject to substantial uncertainty. The Company’s results may be materially affected by many factors, such as fluctuations in foreign currency exchange rates, changes in global economic and geopolitical conditions, tariff and trade policies, customer demand and spending, inflation, interest rates, world events, and the various other factors detailed in this release, including those set forth below under the heading Forward-looking statements. Additionally, guidance is provided on a non-GAAP basis as the Company cannot predict certain elements that are included in reported GAAP results, such as the changes in fair value of the Company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results.

First quarter

The Company’s first quarter fiscal 2027 guidance is based on the following Q1 FY26 figures: Net sales: $164.0 billion, operating income: $7.1 billion, and adjusted EPS[1]: $0.61.

Consolidated metric	Q1 FY27
Net sales (cc)	Increase 3.5% to 4.5%
Operating income (cc)	Increase 4.0% to 6.0%
Adjusted EPS	$0.63 to $0.65

Fiscal year 2027

The Company’s fiscal year guidance is based on the following FY26 figures: Net sales: $706.4 billion, adjusted operating income[2]: $31.0 billion, and adjusted EPS[2]: $2.64.

Consolidated metric	FY27
Net sales (cc)	Increase 3.5% to 4.5%
Adj. operating income (cc)	Increase 6.0% to 8.0%
Interest, net	Increase approximately $200M to $300M
Effective tax rate	Approximately 23.5% to 24.5%
Adjusted EPS	$2.75 to $2.85
Capital expenditures	Approximately 3.5% of net sales

[1] For relevant non-GAAP reconciliations, see Q1 FY26 earnings release furnished on Form 8-K on May 15, 2025.
[2]See additional information at the end of this release regarding non-GAAP financial measures.
cc - constant currency

About Walmart
Walmart Inc. (Nasdaq: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 280 million customers and members visit more than 10,900 stores and numerous eCommerce websites in 19 countries. With fiscal year 2026 revenue of $713 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X at x.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Investor Relations contact: Steph Wissink – ir@walmart.com
Media Relations contact: Jennifer Rodriguez – press@walmart.com

Forward-looking statements

This release and related management commentary contains statements that may be "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Statements of our guidance, projections, estimates, expectations, plans, and objectives for fiscal 2027 in this release and related management commentary are forward-looking statements. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. These forward-looking statements can be identified by their use of words or phrases such as “anticipate,” “could,” “could be,” “believe,” “expect,” “forecast,” “plan,” “projected,” “will be” “will improve,” variations of such words or phrases or similar words and phrases denoting anticipated or expected occurrences or results. The forward-looking statements that we make are based on our knowledge of our business and our operating environment and assumptions that we believe to be or will believe to be reasonable when such forward-looking statements were or are made. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; our ability to successfully integrate acquired businesses, including within the eCommerce space; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures (including pressures arising from the development and deployment of artificial intelligence technologies); customer traffic and average ticket in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; trends in consumer shopping habits around the world and in the markets in which we operate; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; transportation, energy and utility costs; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; consumer acceptance of and response to our stores, clubs, eCommerce, digital, and agentic platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; expenses pertaining to general liability claims, for which we self-insure, and insurance costs; consumer enrollment in health and drug insurance programs and such programs’ reimbursement rates and drug formularies; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, pandemics or other crises, geopolitical events and catastrophic events; and changes in generally accepted accounting principles in the United States.
Our most recent annual report on Form 10-K and subsequent quarterly reports filed with the SEC discusses other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made in the release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
This release and related management commentary references certain non-GAAP measures as defined under SEC rules, including net sales and operating income on a constant currency basis, adjusted operating income, free cash flow, and return on investment. Information about the non-GAAP measures as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures for the applicable periods can be found in our previously filed reports on Form 10-K and earnings releases filed via Form 8-K with the SEC, which are available at stock.walmart.com.

Walmart Inc. Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Fiscal Year Ended
	January 31,			January 31,
(Amounts in millions, except per share data)	2026	2025	Percent Change	2026	2025	Percent Change
Revenues:
Net sales	$188,913	$178,830	5.6%	$706,413	$674,538	4.7%
Membership and other income	1,743	1,724	1.1%	6,750	6,447	4.7%
Total revenues	190,656	180,554	5.6%	713,163	680,985	4.7%
Costs and expenses:
Cost of sales	143,615	136,172	5.5%	535,395	511,753	4.6%
Operating, selling, general and administrative expenses	38,333	36,523	5.0%	147,943	139,884	5.8%
Operating income	8,708	7,859	10.8%	29,825	29,348	1.6%
Interest:
Debt	585	599	(2.3%)	2,318	2,249	3.1%
Finance lease	124	118	5.1%	481	479	0.4%
Interest income	(88)	(115)	(23.5%)	(368)	(483)	(23.8%)
Interest, net	621	602	3.2%	2,431	2,245	8.3%
Other (gains) and losses	2,117	294	620.1%	(2,075)	794	NM
Income before income taxes	5,970	6,963	(14.3%)	29,469	26,309	12.0%
Provision for income taxes	1,578	1,538	2.6%	7,199	6,152	17.0%
Consolidated net income	4,392	5,425	(19.0%)	22,270	20,157	10.5%
Consolidated net income attributable to noncontrolling interest	(155)	(171)	(9.4%)	(377)	(721)	(47.7%)
Consolidated net income attributable to Walmart	$4,237	$5,254	(19.4%)	$21,893	$19,436	12.6%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.53	$0.65	(18.5%)	$2.74	$2.42	13.2%
Diluted net income per common share attributable to Walmart	0.53	0.65	(18.5%)	2.73	2.41	13.3%

Weighted-average common shares outstanding:
Basic	7,971	8,029		7,983	8,041
Diluted	8,009	8,078		8,022	8,081

Dividends declared per common share	$—	$—		$0.94	$0.83

NM: Not Meaningful

Walmart Inc. Condensed Consolidated Balance Sheets (Unaudited)

	January 31,	January 31,
(Amounts in millions)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$10,727	$9,037
Receivables, net	11,172	9,975
Inventories	58,851	56,435
Prepaid expenses and other	4,124	4,011
Total current assets	84,874	79,458

Property and equipment, net	136,083	119,993
Operating lease right-of-use assets	14,750	13,599
Finance lease right-of-use assets, net	6,123	6,112
Goodwill	28,735	28,792
Other long-term assets	14,103	12,869
Total assets	$284,668	$260,823

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$6,596	$3,068
Accounts payable	63,061	58,666
Accrued liabilities	31,187	29,345
Accrued income taxes	596	608
Long-term debt due within one year	3,542	2,598
Operating lease obligations due within one year	1,631	1,499
Finance lease obligations due within one year	856	800
Total current liabilities	107,469	96,584

Long-term debt	34,624	33,401
Long-term operating lease obligations	13,941	12,825
Long-term finance lease obligations	5,905	5,923
Deferred income taxes and other	16,549	14,398

Commitments and contingencies

Redeemable noncontrolling interest	293	271

Shareholders’ equity:
Common stock	797	802
Capital in excess of par value	6,816	5,503
Retained earnings	104,774	98,313
Accumulated other comprehensive loss	(12,770)	(13,605)
Total Walmart shareholders’ equity	99,617	91,013
Nonredeemable noncontrolling interest	6,270	6,408
Total shareholders’ equity	105,887	97,421
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$284,668	$260,823

Walmart Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fiscal Year Ended
	January 31,
(Amounts in millions)	2026	2025
Cash flows from operating activities:
Consolidated net income	$22,270	$20,157
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	14,203	12,973
Investment (gains) and losses, net	(2,016)	878
Deferred income taxes	2,277	(635)
Other operating activities	4,079	2,889
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	(1,136)	(1,106)
Inventories	(1,443)	(2,755)
Accounts payable	1,611	3,228
Accrued liabilities	1,607	379
Accrued income taxes	113	435
Net cash provided by operating activities	41,565	36,443

Cash flows from investing activities:
Payments for property and equipment	(26,642)	(23,783)
Proceeds from the disposal of property and equipment	106	432
Proceeds from disposal of certain strategic investments	927	4,080
Payments for business acquisitions, net of cash acquired	(53)	(1,896)
Other investing activities	(688)	(212)
Net cash used in investing activities	(26,350)	(21,379)

Cash flows from financing activities:
Net change in short-term borrowings	3,523	2,212
Proceeds from issuance of long-term debt	3,983	—
Repayments of long-term debt	(2,625)	(3,468)
Dividends paid	(7,507)	(6,688)
Purchase of Company stock	(8,088)	(4,494)
Other financing activities	(2,839)	(2,384)
Net cash used in financing activities	(13,553)	(14,822)

Effect of exchange rates on cash, cash equivalents and restricted cash	123	(641)

Net increase (decrease) in cash, cash equivalents and restricted cash	1,785	(399)
Cash, cash equivalents and restricted cash at beginning of year	9,536	9,935
Cash, cash equivalents and restricted cash at end of year	$11,321	$9,536

Walmart Inc. Supplemental Financial Information (Unaudited)

Segment information	Three Months Ended					Fiscal Year Ended
	January 31,					January 31,
(dollars in millions)	2026		2025			2026		2025
Walmart U.S.	$	% of Net Sales[1]	$	% of Net Sales[1]	% Chg	$	% of Net Sales[1]	$	% of Net Sales[1]	% Chg
Net sales	$129,223	NP	$123,523	NP	4.6%	$482,975	NP	$462,415	NP	4.4%
Membership and other income[2]	674	NP	759	NP	(11.2%)	2,624	NP	2,594	NP	1.2%
Gross profit[3]	34,818	26.9%	33,071	26.8%	5.3%	132,615	27.5%	125,964	27.2%	5.3%
Operating expenses[3]	28,539	22.1%	27,306	22.1%	4.5%	110,081	22.8%	104,676	22.6%	5.2%
Operating income	6,953	5.4%	$6,524	5.3%	6.6%	$25,158	5.2%	$23,882	5.2%	5.3%
Adjusted operating income[4]	6,953	5.4%	$6,524	5.3%	6.6%	$25,158	5.2%	$24,012	5.2%	4.8%

Walmart International
Net sales	$35,927	NP	$32,208	NP	11.5%	$130,423	NP	$121,885	NP	7.0%
Membership and other income[2]	414	NP	356	NP	16.3%	1,565	NP	1,478	NP	5.9%
Gross profit[3]	7,826	21.8%	6,969	21.6%	12.3%	27,847	21.4%	26,618	21.8%	4.6%
Operating expenses[3]	6,330	17.6%	5,921	18.4%	6.9%	24,309	18.6%	22,595	18.5%	7.6%
Operating income	$1,910	5.3%	$1,404	4.4%	36.0%	$5,103	3.9%	$5,501	4.5%	(7.2%)
Adjusted operating income (cc)[4]	1,776	NP	$1,404	NP	26.5%	$5,939	NP	$5,501	NP	8.0%

Sam’s Club U.S.
Net sales	$23,763	NP	$23,099	NP	2.9%	$93,015	NP	$90,238	NP	3.1%
Membership and other income[2]	636	NP	595	NP	6.9%	2,525	NP	2,323	NP	8.7%
Gross profit[3]	2,654	11.2%	2,618	11.3%	1.4%	10,556	11.3%	10,203	11.3%	3.5%
Operating expenses[3]	2,694	11.3%	2,639	11.4%	2.1%	10,639	11.4%	10,122	11.2%	5.1%
Operating income	$596	2.5%	$574	2.5%	3.8%	$2,442	2.6%	$2,404	2.7%	1.6%
Adjusted operating income[4]	$596	2.5%	$574	2.5%	3.8%	$2,522	2.7%	$2,404	2.7%	4.9%

Corporate and support
Membership and other income[2]	$19	NP	$14	NP	35.7%	$36	NP	$52	NP	(30.8%)
Operating expenses[3]	770	0.4%	657	0.4%	17.2%	2,914	0.4%	2,491	0.4%	17.0%
Operating loss	$(751)	(0.4%)	$(643)	(0.4%)	16.8%	$(2,878)	(0.4%)	$(2,439)	(0.4%)	18.0%

Consolidated
Net sales	$188,913	NP	$178,830	NP	5.6%	$706,413	NP	$674,538	NP	4.7%
Membership and other income[2]	1,743	NP	1,724	NP	1.1%	6,750	NP	6,447	NP	4.7%
Gross profit[3]	45,298	24.0%	42,658	23.9%	6.2%	171,018	24.2%	162,785	24.1%	5.1%
Operating expenses[3]	38,333	20.3%	36,523	20.4%	5.0%	147,943	20.9%	139,884	20.7%	5.8%
Operating income	$8,708	4.6%	$7,859	4.4%	10.8%	$29,825	4.2%	$29,348	4.4%	1.6%
Adjusted operating income (cc)[4]	$8,574	NP	$7,760	NP	10.5%	$31,096	NP	$29,504	NP	5.4%
1 Corporate and support shown as percentage of consolidated net sales.
2 Membership and other income includes membership fees and other items such as rental and tenant income, recycling income, gift card breakage income, as well as other income from corporate campus facilities.
3 Gross profit defined as net sales less cost of sales. Operating expenses refers to operating, selling, general and administrative expenses.
4 See additional information at the end of the release regarding non-GAAP financial measures.
NP - Not provided

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended	14 Weeks Ended[1]	13 Weeks Ended	14 Weeks Ended[1]	13 Weeks Ended	14 Weeks Ended[1]
	1/30/2026	1/31/2025	1/30/2026	1/31/2025	1/30/2026	1/31/2025
Walmart U.S.	4.6%	4.6%	4.6%	4.6%	0.0%	0.0%
Sam’s Club U.S.	2.8%	5.3%	4.0%	6.8%	(1.2%)	(1.5%)

	With Fuel		Without Fuel		Fuel Impact
	52 Weeks Ended	53 Weeks Ended[1]	52 Weeks Ended	53 Weeks Ended[1]	52 Weeks Ended	53 Weeks Ended[1]
	1/30/2026	1/31/2025	1/30/2026	1/31/2025	1/30/2026	1/31/2025
Walmart U.S.	4.5%	4.4%	4.6%	4.5%	(0.1%)	(0.1%)
Sam’s Club U.S.	3.2%	4.3%	5.1%	5.9%	(1.9%)	(1.6%)

Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP. Walmart's definition of comparable sales includes sales from stores and clubs open for the previous 12 months, including remodels, relocations, expansions and conversions, as well as eCommerce sales. Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

1 We report U.S. comparable sales on a 13-week and 52-week retail calendar — commonly referred to as a "4-5-4" calendar — which uses 364 days in a year. In certain years, it becomes necessary to add a 53rd week to our comparable sales reporting calendar, which occurred in fiscal 2025. Refer to our Q4 FY25 financial presentation to accompany management commentary for supplemental information regarding our FY25 comparable sales 4-5-4 reporting calendar.

Walmart Inc. Reconciliations of and Other Information Regarding Non-GAAP Financial Measures (Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months and fiscal year ended January 31, 2026.

	Three Months Ended January 31, 2026				Fiscal Year Ended January 31, 2026
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2026	Percent Change[1]	2026	Percent Change[1]	2026	Percent Change[1]	2026	Percent Change[1]
Total revenues:
As reported	$36,341	11.6%	$190,656	5.6%	$131,988	7.0%	$713,163	4.7%
Currency exchange rate fluctuations	(1,311)	N/A	(1,311)	N/A	2,777	N/A	2,777	N/A
Total revenues (cc)	$35,030	7.6%	$189,345	4.9%	$134,765	9.2%	$715,940	5.1%

Net sales:
As reported	$35,927	11.5%	$188,913	5.6%	$130,423	7.0%	$706,413	4.7%
Currency exchange rate fluctuations	(1,299)	N/A	(1,299)	N/A	2,750	N/A	2,750	N/A
Net sales (cc)	$34,628	7.5%	$187,614	4.9%	$133,173	9.3%	$709,163	5.1%

Operating income:
As reported	$1,910	36.0%	$8,708	10.8%	$5,103	(7.2%)	$29,825	1.6%
Currency exchange rate fluctuations	(134)	N/A	(134)	N/A	75	N/A	75	N/A
Operating income (cc)	$1,776	26.5%	$8,574	9.1%	$5,178	(5.9%)	$29,900	1.9%
1 Change versus prior year comparable period reported results.
N/A - Not applicable

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of adjusted operating income and adjusted operating income in constant currency for the three months and fiscal year ended January 31, 2026, and the calculation of adjusted operating income for the three months and fiscal year ended January 31, 2025.

	Three Months Ended January 31,
	Consolidated
(Dollars in millions)	2026	2025
Operating income:
Operating income, as reported	$8,708	$7,859
Opioid-related legal matters[1]	—	$(99)
Adjusted operating income	$8,708	$7,760
Percent change[5]	12.2%	NP
Currency exchange rate fluctuations	(134)	—
Adjusted operating income (cc)	$8,574	$7,760
Percent change[5]	10.5%	NP

	Fiscal Year Ended January 31,
	Walmart U.S.		Walmart International		Sam’s Club U.S.		Consolidated
(Dollars in millions)	2026	2025	2026	2025	2026	2025	2026	2025
Operating income:
Operating income, as reported	$25,158	$23,882	$5,103	$5,501	$2,442	$2,404	$29,825	$29,348
Incremental non-cash share-based compensation expense[2]	—	—	722		—	—	722	—
Certain legal matters[3]	—	—	—	—	—	—	285	—
Business reorganization charges[4]	—	130	—	—	80	—	150	255
Opioid-related legal matters[1]	—	—	—	—	—	—	—	(99)
Adjusted operating income	$25,158	$24,012	$5,825	$5,501	$2,522	$2,404	$30,982	$29,504
Percent change[5]	4.8%	NP	5.9%	NP	4.9%	NP	5.0%	NP
Currency exchange rate fluctuations			114	—			114	—
Adjusted operating income (cc)			$5,939	$5,501			$31,096	$29,504
Percent change[5]			8.0%	NP			5.4%	NP
1 Opioid-related legal matters are recorded in Corporate and Support and reflect proceeds received from the settlement of a shareholder derivative lawsuit in Q4 FY25
2The Company’s PhonePe subsidiary modified certain share-based payment plans in anticipation of a potential initial public offering which triggered incremental non-cash compensation expense. This charge has no realizable tax benefit.
3 Relates to certain legal matters which were outside the normal course of our operations and recorded in Corporate and support. In Q3 FY26, previously accrued charges were reversed upon settlement of a certain legal matter.
4 Business reorganization charges for the fiscal year ended January 31, 2026 primarily relate to expenses incurred in connection with strategic supply chain decisions made in the Sam’s Club U.S. segment, as well as incremental business reorganization charges recorded in Corporate and support. Business reorganization charges for the fiscal year ended January 31, 2025 primarily relate to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.
5 Change versus prior year comparable period.
NP - Not provided
“cc” - constant currency

Free cash flow
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $41.6 billion for the fiscal year ended January 31, 2026, which represents an increase of $5.1 billion when compared to the same period in the prior year. The increase was primarily due to an increase in cash provided by operating income, lower cash tax payments and timing of certain payments. Free cash flow for the fiscal year ended January 31, 2026 was $14.9 billion, which represents an increase of $2.3 billion when compared to the same period in the prior year. The increase in free cash flow was due to the increase in net cash provided by operating activities described above, partially offset by an increase of $2.9 billion in capital expenditures to support our omnichannel growth strategy.
Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Fiscal Year Ended
	January 31,
(Dollars in millions)	2026	2025
Net cash provided by operating activities	$41,565	$36,443
Payments for property and equipment (capital expenditures)	(26,642)	(23,783)
Free cash flow	$14,923	$12,660

Net cash used in investing activities[1]	$(26,350)	$(21,379)
Net cash used in financing activities	(13,553)	(14,822)
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for our retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the unrealized and realized gains and losses related to those investments.
Tax impacts are calculated based on the nature of the item, including any realizable deductions, and statutory rates in effect for relevant jurisdictions. NCI impacts are based on the ownership percentages of our noncontrolling interests, where applicable.
We have calculated adjusted EPS for the three months and fiscal year ended January 31, 2026 by adjusting EPS for the following:
1.unrealized and realized gains and losses on our equity and other investments;
2.an incremental non-cash shared-based compensation expense in Walmart International;
3.charges and settlements related to certain legal matters which were outside the normal course of our operations and recorded in Corporate and support; and
4.business reorganization charges, primarily related to expenses incurred in connection with strategic supply chain decisions made in the Sam’s Club U.S. segment, as well as incremental business reorganization charges recorded in Corporate and support.

	Three Months Ended January 31, 2026[1]
Diluted earnings per share:
Reported EPS				$0.53

Adjustments:	Pre-Tax Impact	Tax Impact[3]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.26	$(0.05)	$—	$0.21
Adjusted EPS				$0.74

	Fiscal Year Ended January 31, 2026[1]
Diluted earnings per share:
Reported EPS				$2.73

Adjustments:	Pre-Tax Impact	Tax Impact[3]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$(0.25)	$0.05	$—	$(0.20)
Incremental non-cash share-based compensation expense[2]	0.09	—	(0.02)	0.07
Certain legal matters	0.04	(0.01)	—	0.03
Business reorganization charges	0.02	(0.01)	—	0.01
Net adjustments				$(0.09)
Adjusted EPS				$2.64
1 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, the individual components in the tables above may include immaterial rounding.
2 The Company’s PhonePe subsidiary modified certain share-based payment plans in anticipation of a potential initial public offering which triggered incremental non-cash compensation expense.
3The reported effective tax rate was 26.4% and 24.4% for the three months and fiscal year ended January 31, 2026, respectively. Adjusted for the above items, the effective tax rate was 25.3% and 23.9% for the three months and fiscal year ended January 31, 2026. The incremental non-cash share-based compensation expense had no tax benefit.

As previously disclosed in our fiscal year ended January 31, 2025 press release, we have calculated adjusted EPS for the three months and fiscal year ended January 31, 2025 for the following:
1.unrealized and realized gains and losses on our equity and other investments;
2.opioid-related shareholder derivative lawsuit settlement proceeds; and
3.business reorganization charges, primarily related to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.

	Three Months Ended January 31, 2025[1]
Diluted earnings per share:
Reported EPS				$0.65

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.04	$(0.02)	$—	$0.02
Opioid-related legal matter	(0.01)	—	—	(0.01)
Net adjustments				$0.01

Adjusted EPS				$0.66

	Fiscal Year Ended January 31, 2025[1]
Diluted earnings per share:
Reported EPS				$2.41

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.12	$(0.03)	$—	$0.09
Opioid-related legal matter	(0.01)	—	—	(0.01)
Business reorganization charges	0.03	(0.01)	—	0.02
Net adjustments				$0.10

Adjusted EPS				$2.51
1 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, the individual components in the tables above may include immaterial rounding.
2 The reported effective tax rate was 22.1% and 23.4% for the three months and fiscal year ended January 31, 2025, respectively. Adjusted for the above items, the effective tax rate was 23.0% and 23.6% for the three months and fiscal year ended January 31, 2025.

Return on investment
We include return on assets ("ROA") and return on investment (“ROI”) as metrics to assess our return on capital. ROA is the most directly comparable measure based on our financial statements presented in accordance with GAAP, while ROI is considered a non-GAAP financial measure. Management believes ROI is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts.
Our calculation of ROI is considered a non-GAAP financial measure because it uses financial measures that differ from those used in ROA, the most directly comparable GAAP financial measure. ROA is consolidated net income for the period divided by average total assets for the period. We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and amortization, less average accounts payable and average accrued liabilities for that period. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI.
ROA was 8.2 percent and 7.9 percent for the trailing 12 months ended January 31, 2026 and 2025, respectively. The increase in ROA was primarily due to an increase in net income as a result of net increases in the fair value of our equity and other investments combined with higher operating income, offset by an increase in average total assets due to higher purchases of property and equipment. ROI was 15.1 percent and 15.5 percent for the trailing 12 months ended January 31, 2026 and 2025, respectively. The decrease in ROI was primarily due to an increase in average invested capital due to higher purchases of property and equipment. ROI benefited from increased operating income due to improved business performance, which was partially offset by the incremental non-cash share-based compensation charge at PhonePe as well as certain legal matters and other business restructuring charges.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

CALCULATION OF RETURN ON ASSETS

		Trailing Twelve Months Ended
		January 31,
(Dollars in millions)		2026	2025
Numerator
Consolidated net income		$22,270	$20,157
Denominator
Average total assets[1]		272,746	256,611
Return on assets (ROA)		8.2%	7.9%

CALCULATION OF RETURN ON INVESTMENT

		Trailing Twelve Months Ended
		January 31,
(Dollars in millions)		2026	2025
Numerator
Operating income		$29,825	$29,348
+ Interest income		368	483
+ Depreciation and amortization		14,203	12,973
+ Rent		2,434	2,347
ROI operating income		$46,830	$45,151

Denominator
Average total assets[1]		$272,746	$256,611
'+ Average accumulated depreciation and amortization[1]		129,117	121,624
'- Average accounts payable[1]		60,864	57,739
'- Average accrued liabilities[1]		30,266	29,052
Average invested capital		$310,733	$291,444
Return on investment (ROI)		15.1%	15.5%

	January 31,
Certain Balance Sheet Data	2026	2025	2024

Total assets	$284,668	$260,823	$252,399
Accumulated depreciation and amortization	134,587	123,646	119,602
Accounts payable	63,061	58,666	56,812
Accrued liabilities	31,187	29,345	28,759
1 The average is calculated using the account balance at the end of the current and prior comparative periods.